Exhibit 10.22

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PBF ENERGY COMPANY LLC

Dated and effective as of

[            ], 2012

THE UNITS IN PBF ENERGY COMPANY LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. NO UNIT MAY BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES LAW) UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO THE UNIT IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE TO THE UNIT. A UNIT ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE PROVISIONS OF THIS AGREEMENT ARE SATISFIED.

i

ii

Exhibit A	Form of Adoption Agreement

Exhibit B	Form of Consent of Spouse

Schedule 3.1(d)	Schedule of IPO Reclassification

Schedule 3.3(c)	Example of Reclassified Series B Units and Series B Exchange Value

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PBF ENERGY COMPANY LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of PBF Energy Company LLC, a Delaware limited liability company (the “Company”), dated and effective as of [            ], 2012 (the “Effective Date”), is made by and among the Members (as defined herein).

WHEREAS, PBF Energy Partners LP, a Delaware limited partnership (the “Partnership”), was organized under and in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”), and governed by an Agreement of Limited Partnership dated as of February 26, 2008;

WHEREAS, effective as of June 1, 2010, the Partnership was merged into the Company, with the Company as the surviving entity pursuant to Section 18-209 of the Act and Section 211 of the Partnership Act, and simultaneously therewith entered into the Limited Liability Company Agreement of the Company (as subsequently amended prior to the date hereof, the “Original LLC Agreement”);

WHEREAS, the Members are entering into this Agreement as of the Effective Date to amend and restate the Original LLC Agreement to, among other things, admit PBF Energy Inc., a Delaware corporation, as the sole Managing Member of the Company and to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, and certain other matters.

NOW, THEREFORE, in consideration of the premises and the covenants and provisions hereinafter contained, the Members hereby adopt the following:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act, as amended.

“Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 7.5 by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Fiscal Year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year, are reasonably expected to be allocated to such Member in subsequent years under Section 706(d) of the Code and Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 3.4(d)(i) or Section 3.4(d)(ii).

“Affiliate” means, with respect to any Person, any Person directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with such Person. For purposes of this Agreement, none of the Blackstone Group or the First Reserve Group or any of their Affiliates shall be considered an Affiliate of any other member of the Company or any of its Subsidiaries.

“Agreed Value” of any Contributed Property means the Fair Market Value of such property or other consideration at the time of contribution as determined by the Managing Member, without taking into account any liabilities to which such Contributed Property was subject at such time. The Managing Member shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single transaction or series of related transactions among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Assignee” means any Transferee to which a Member or another Assignee has Transferred all or a portion of its interest in the Company in accordance with the terms of this Agreement, but that is not admitted to the Company as a Member.

“Assumed Tax Rate” means, for any taxable year, the highest marginal effective rate of federal, state and local income tax applicable to an individual resident in New York, New York (or, if higher, a corporation doing business in New York, New York), taking into account any allowable deductions in respect of such state and local taxes in computing a Member’s liability for federal income tax; provided that the Assumed Tax Rate for ordinary income initially will be set at 45 percent, as adjusted by decision of the Managing Member; and provided further that the Assumed Tax Rate for ordinary income shall be recalculated at any time that the applicable tax rates change.

“Bankruptcy” means, with respect to any Person, (a) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (b) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Blackstone” means, collectively, Blackstone PB Capital Partners V Subsidiary L.L.C., Blackstone PB Capital Partners V-AC L.P., Blackstone Family Investment Partnership V USS L.P., Blackstone Family Investment Partnership V-A USS SMD L.P., and Blackstone Participation Partnership V USS L.P.

“Blackstone Group” means Blackstone and their Affiliated investment funds and other investment vehicles.

“Blackstone/Series B Partnership” means a partnership formed by the Series B Members and the Blackstone Group to hold Exchange Shares, with the terms and conditions set forth in the Blackstone/Series B Partnership Agreement.

“Blackstone/Series B Partnership Agreement” means the partnership agreement governing the Blackstone/Series B Partnership, a Delaware partnership, entered into among the Series B Members and the members of the Blackstone Group, as such agreement is amended from time to time.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Call Event” has the meaning set forth in Section 7.2(c)(v) of this Agreement.

“Call Notice Date” has the meaning set forth in Section 7.2(c)(v) of this Agreement.

“Call Option Period” has the meaning set forth in Section 7.2(c)(v) of this Agreement.

“Call Right” has the meaning set forth in Section 7.2(c)(v) of this Agreement.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.4 of this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of any cash or cash equivalents or the Fair Market Value of other property contributed or deemed to be contributed to the Company by such Member with respect to any Unit or other Equity Securities issued by the Company (net of liabilities assumed by the Company or to which such property is subject).

“Carrying Value” means (a) with respect to a Contributed Property, subject to the following sentence, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, subject to the following sentence and Section 3.4(b)(iv), the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.4(d)(i) and Section 3.4(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Managing Member.

“Cause” means the definition of “Cause” used in the applicable Series B Member’s Employment Agreement, or, if such Series B Member does not have an Employment Agreement that defines “Cause,” then Cause shall mean: (A) any material breach of this Agreement or the Series B Member’s Employment Agreement, including, without limitation, the material breach of any representation, warranty or covenant made under this Agreement or such Series B Member’s Employment Agreement, by such Series B Member; (B) the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of such Series B Member, in any case that adversely affects or may reasonably be expected to adversely affect the business or reputation of the Company, any Member, any Affiliate of the Company or any Affiliate of a Member; (C) the conviction or indictment of the Series B Member, or a plea of nolo contendere by such Series B Member, to any felony or any crime involving moral turpitude; or (D) the continued failure or refusal to perform employment obligations pursuant to this Agreement or such Series B Member’s Employment Agreement and, if such breach is of a nature that may be cured, such breach is not cured by the Series B Member within fifteen (15) days after notice of such breach.

“Certificate” means the Certificate of Formation of the Company, as filed with the Secretary of State of the State of Delaware.

“Chief Executive Officer” means the chief executive officer duly appointed by the Managing Member.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of PBF Energy Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(d).

“Control” (including the correlative terms “Controlled by” and “Controlling”) means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Contributed Property” means any property contributed to the Company by a Member.

“Cumulative Distributions” has the meaning set forth in Section 4.4(c).

“Cumulative Participation Rate” has the meaning set forth in Section 4.4(c).

“Death/Disability Put Notice” has the meaning set forth in Section 7.2(c)(iii).

“Disability” means, as used to describe any Series B Member, the definition of “Disability” used in such Series B Member’s Employment Agreement, or, if such Series B Member does not have an Employment Agreement or such term is not defined therein, “Disability” means that such Series B Member becomes physically or mentally incapacitated and is therefore unable for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period to perform such Series B Member’s duties as an employee of or service provider to the Company or any of its Affiliates. The determination of a Disability will be made by the Company.

“Disregarded Transfers” means any one of the following:

(i) a Transfer that is part of one or more Transfers by a Member and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) during any 30 calendar day period of equity interests in the Company representing in the aggregate more than 2% of the total capital or profits of the Company; or

(ii) a Transfer that is in connection with a Transfer by one or more Members of equity interests in the Company representing in the aggregate more than 50% of the total capital and profits of the Company.

“Economic Risk of Loss” has the meaning set forth in Section 5.1(b)(vi).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Eligible Series A-2 Units” means Series A-2 Units that were reclassified from Series A-1 Units to Series A-2 Units in connection with a Sale Transfer.

“Employment Agreement” means the then effective employment agreement, if any, entered into between the Company or any of its Affiliates and a Series B Member.

“Equity Securities” means, as applicable, (i) any capital stock, limited liability company or membership interests, partnership interests, or other equity interest, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, limited liability company or membership interests, partnership interests, or other equity interest or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, limited liability company or membership interests, partnership interest, other equity interest or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, limited liability company or membership interests, partnership interest, other equity interests or securities containing any profit participation features, (iv) any equity appreciation rights, phantom equity rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination, recapitalization, merger, consolidation or other reorganization.

“Exchange” means the exchange of Units for Class A Common Stock pursuant to the Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as in effect from time to time.

“Exchange Agreement” means the Exchange Agreement, dated on or about the date hereof among the Managing Member and the Persons from time to time party thereto, as it may be amended or supplemented from time to time.

“Exchange Election” has the meaning set forth in Section 3.3(b)(i).

“Exchange Shares” has the meaning set forth in Section 3.3(b)(iii).

“Exchange Value” shall mean (a) the product of (i) the per share trading price of the Class A Common Stock immediately prior to the delivery of the Exchange Election times (ii) the number of Exchange Shares issued pursuant to the applicable Exchange Election, less (b) any underwriting discount paid with respect to such Exchange Shares.

“Existing Member” means each Series A Member and Series B Member, as of the relevant date of determination.

“Existing Member Percentage Interest” means, as of the relevant measurement date, the product obtained by multiplying (i) 100% less the Other Securities Percentage Interest by (ii) the quotient obtained by dividing (x) the total number of Series A Units outstanding as of such date by (y) the total number of all outstanding Series A Units and Series C Units on such date.

“Fair Market Value” has the meaning set forth in Section 7.2(d)(i) of this Agreement.

“Family Member” means, with respect to any Member, a spouse, lineal ancestor, lineal descendant, legally adopted child, brother or sister of such Member, or lineal descendant or legally adopted child of a brother or sister of such Member.

“First Reserve” means, collectively, FR PBF Holdings LLC and FR PBF Holdings II LLC.

“First Reserve Group” means First Reserve and their Affiliated investment funds and other investment vehicles.

“First Reserve/Series B Partnership” means a partnership formed by the Series B Members and the First Reserve Group to hold Exchange Shares, with the terms and conditions set forth in the First Reserve/Series B Partnership Agreement.

“First Reserve/Series B Partnership Agreement” means the partnership agreement governing First Reserve/Series B Partnership, a Delaware partnership, entered into among the Series B Members and the members of the First Reserve Group, as such agreement is amended from time to time.

“Fiscal Year” means the fiscal year of the Company which shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied and maintained throughout the applicable periods.

“Good Reason” means the definition of “Good Reason” used in the applicable Series B Member’s Employment Agreement, or if the Series B Member does not have an Employment Agreement or such term is not defined therein, then Good Reason shall exist in the event of, without the Series B Member’s consent: (i) an adverse, material and sustained diminution of the Series B Member’s duties, (ii) the material breach by the Company of any of its material covenants or obligations under this Agreement or the Series B Member’s Employment Agreement, or (iii) the failure of the Company or any of its Affiliates to pay or cause to be paid a Series B Member’s base salary when due; provided that prior to the Series B Member’s termination of employment for Good Reason, the Series B Member must give written notice to the Company of any such event that constitutes Good Reason within twenty (20) days of the occurrence of such event and such event must remain uncorrected for ninety (90) days following receipt of such written notice; and provided further that any termination due to Good Reason must occur no later than forty-five (45) days after the occurrence of the event giving rise to Good Reason.

“Grant Date” means June 1, 2010, the date on which the Series B Units were issued.

“HSR Act” has the meaning set forth in Section 7.3(f).

“Income” means individual items of Company income and gain determined in accordance with the definitions of Net Income and Net Loss.

“Indemnitees” means (a) any Person who is or was a member, partner, shareholder, director, officer, fiduciary or trustee of the Company or any Affiliate of the Company, (b) any Person who is or was serving at the request of the Managing Member as an officer, director, member, partner, fiduciary or trustee of another Person, in each case, acting in such capacity (provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services) and (c) any Person the Managing Member designates as an “Indemnitee” for purposes of this Agreement.

“Independent Advisor” has the meaning set forth in Section 7.2(d)(iii) of this Agreement.

“IPO” means the initial public offering and sale of Class A Common Stock of PBF Energy Inc. (as contemplated by the PBF Energy Inc.’s Registration Statement on Form S-1 (File No. 177933)).

“IPO Reclassification” has the meaning set forth in Section 3.1(d).

“Liquidation Event” means the occurrence of any of the following: (i) a merger, business combination, consolidation, sale or disposition of all or substantially all of the assets of the Company, (ii) the Transfer, whether in a single transaction or a series of related transactions, of all or substantially all of the equity interests in the Company (by merger, exchange, consolidation or otherwise), (iii) a voluntary or involuntary reorganization or the entry into bankruptcy or insolvency proceedings and (iv) the winding up, dissolution or liquidation of the Company.

“Loss” means individual items of Company loss and deduction determined in accordance with the definitions of Net Income and Net Loss.

“Managing Member” means, initially, PBF Energy Inc., a Delaware corporation, and any assignee to which the Managing Member Transfers all Units and other Equity Securities held by such Managing Member that is admitted to the Company as the managing member of the Company, in its capacity as the managing member of the Company.

“Maximum Series B Unit Amount” has the meaning set forth set forth in Section 3.1(f)(i).

“Member” means each Person listed on the Schedule of Members on the date hereof (including the Managing Member) and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. Any reference in this Agreement to any Member shall include such Member’s Successors in Interest to the extent such Successors in Interest have become Substituted Members in accordance with the provisions of this Agreement.

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deduction” has the meaning set forth for the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(1).

“Membership Interests” means, collectively, the limited liability company interests of the Members in the Company as represented by Units.

“Membership Interest Certificate” has the meaning set forth in Section 3.8(b)(i).

“Net Income” means, for any taxable year, the excess, if any, of the Company’s items of income and gain for such taxable year over the Company’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 3.4(b) and shall not include any items specially allocated under Section 5.1(b).

“Net Loss” means, for any taxable year, the excess, if any, of the Company’s items of loss and deduction for such taxable year over the Company’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 3.4(b) and shall not include any items specially allocated under Section 5.1(b).

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Officer” has the meaning set forth in Section 6.2(a) of this Agreement.

“Original LLC Agreement” has the meaning set forth in the recitals hereof.

“Other Members” means any Member owning Other Securities.

“Other Securities” means any Series or Equity Securities established by the Managing Member after the date hereof in accordance with Section 3.2.

“Other Securities Percentage Interest” means the percentage established by the Managing Member for any Series or Equity Securities that constitute Other Securities as a part of the issuance of such series or securities.

“Partnership” has the meaning set forth in the recitals of the Agreement.

“Partnership Act” has the meaning set forth in the recitals of the Agreement.

“Partnership Agreement” has the meaning set forth in the recitals of this Agreement.

“Percentage Interest” means with respect to the Series A-1 Members, the Series A-2 Members, the Series C Members and the Other Members, in each case, as a group or in the aggregate, the Series A-1 Member Percentage Interest, the Series A-2 Member Percentage Interest, the Series C Percentage Interest and the Other Securities Percentage Interest, respectively.

“Permitted Transferee” means, with respect to any Member that is a natural person, any Family Member or any trust or any other entity whose sole and exclusive beneficiaries are such Member and/or Family Members of such Member or a charitable trust or other entity where the trustees or directors are Family Members, and with respect to any Member, means an Affiliate of such Member, provided, however, that if any such Affiliate will subsequently cease to be an Affiliate of such Member, the Units so Transferred must first be Transferred back to the original Member or another Permitted Transferee of such original Member.

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity, including any governmental entity.

“Put Notice Date” has the meaning set forth in Section 7.2(c)(iii).

“Put Right” has the meaning set forth in Section 7.2(c)(iii).

“Quarterly Estimated Tax Periods” means the two, three, and four calendar month periods with respect to which Federal quarterly estimated tax payments are made. The first such period begins on January 1 and ends on March 31. The second such period begins on April 1 and ends on May 31. The third such period begins on June 1 and ends on August 31. The fourth such period begins on September 1 and ends on December 31.

“Reclassification Schedule” has the meaning set forth in Section 3.3(b)(ii).

“Reclassified Series B Units” has the meaning set forth in Section 3.3(c).

“Reclassified Units” has the meaning set forth in Section 3.3(b)(i).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 5.2(b)(i)(A) or 5.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Sale Transfer” means any bona fide Transfer (including any disposition for value) of any Series A-1 Units to a Person that is not a Permitted Transferee, and shall in any event include a distribution by the Blackstone Group or the First Reserve Group of any Series A-1 Units to the partners of their Affiliated funds.

“Schedule of Members” has the meaning set forth in Section 3.1(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder as in effect from time to time.

“Selling Series A-1 Member” means a Series A Member Transferring Series A Units as contemplated by Section 3.3.

“Series A Member” means a Series A-1 Member and a Series A-2 Member.

“Series A Units” means, collectively, the Series A-1 Units and the Series A-2 Units.

“Series A-1 Member” means a holder of Series A-1 Units who constitutes part of the Blackstone Group or the First Reserve Group as relates to the ownership of such Units and is executing this Agreement as a Series A-1 Member or is hereafter admitted to the Company as a Series A-1 Member as provided in this Agreement, but does not include any Person who has ceased to be a Member.

“Series A-1 Member Percentage Interest” means, as of the relevant measurement date, the product obtained by multiplying (i) the Existing Member Percentage Interest by (ii) the quotient obtained by dividing (x) the total number of Series A-1 Units outstanding as of such date by (y) the total number of all outstanding Series A Units on such date.

“Series A-1 Unit” means a Unit representing a fractional part of the equity interest in the Company having the rights and obligations specified with respect to the Series A-1 Units in this Agreement.

“Series A-1 Unit Sharing Percentage” means, as of the relevant measurement date, as to any Series A-1 Member, the percentage obtained by dividing the number of Series A-1 Units owned by such Series A-1 Member by the total number of Series A-1 Units issued and outstanding at the time in question.

“Series A-2 Member” means a holder of Series A-2 Units (whether issued on the Effective Date or upon exercise of warrants or options outstanding on the Effective Dates to purchase Series A-2 Units) as relates to the ownership of such Units, executing this Agreement as a Series A-2 Member or hereafter admitted to the Company as a Series A-2 Member as provided in this Agreement, but does not include any Person who has ceased to be a Member.

“Series A-2 Member Percentage Interest” means, as of the relevant measurement date, the Existing Member Percentage Interest less the Series A-1 Member Percentage Interest.

“Series A-2 Unit” means a Unit representing a fractional part of the equity interest in the Company having the rights and obligations specified with respect to the Series A-2 Units in this Agreement.

“Series A-2 Unit Sharing Percentage” means, as of the relevant measurement date, as to any Series A-2 Member, the percentage obtained by dividing the number of Series A-2 Units owned by such Series A-2 Member by the total number of Series A-2 Units issued and outstanding at the time in question.

“Series B Exchange Value” has the meaning set forth in Section 3.3(c).

“Series B Member” means a holder of Series B Units as relates to the ownership of such Units (whether such Series B Units are Vested Series B Units or Unvested Series B Units) who is executing this Agreement as a Series B Member or is hereafter admitted to the Company as a Series B Member as provided in this Agreement in its capacity as a holder of Series B Units, but does not include any Person who has ceased to be a Member.

“Series B Unit” means a Unit representing a fractional part of the equity interest in the Company having the rights and obligations specified with respect to the Series B Units in this Agreement, which, for the avoidance of doubt includes Series B-1 Units and any other issuances of Series B Units permitted by this Agreement.

“Series B Unit Purchaser” has the meaning set forth in Section 7.2(c).

“Series B Unit Sharing Percentage” means, as of the relevant measurement date, as to any Series B Member, the percentage obtained by dividing the number of Series B Units owned by such Series B Member by the total number of Series B Units outstanding.

“Series C Member” means a holder of Series C Units as relates to the ownership of such Units, who is executing this Agreement as a Series C Member or is hereafter admitted to the Company as a Series C Member as provided in this Agreement, but does not include any Person who has ceased to be a Member.

“Series C Percentage Interest” means, as of the relevant measurement date, 100% less the sum of (i) the Existing Member Percentage Interest and (ii) the Other Securities Percentage Interest.

“Series C Unit” means a Unit representing a fractional part of the equity interest in the Company having the rights and obligations specified with respect to the Series C Units in this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof that is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control the management of any such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 7.5 with all the rights of a Member and who is shown as a Member on the Schedule of Members.

“Successor in Interest” means any (i) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (ii) assignee for the benefit of the creditors of, (iii) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of, or (iv) other executor, administrator, committee, legal representative or other successor or assign of, any Member, whether by operation of law or otherwise.

“Tax Distribution” has the meaning set forth in Section 4.7.

“Tax Matters Member” has the meaning set forth in Section 8.4(d).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated on or about the date hereof, among PBF Energy Inc., the Company and the Persons from time to time party thereto, as it may be amended or supplemented from time to time.

“Transfer” means sell, assign, convey, contribute, distribute, give, or otherwise transfer, whether directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, or any act of the foregoing, including any Transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage. The terms “Transferee,” “Transferor,” “Transferred,” “Transferring Member,” “Transferor Member” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Series A-1 Units, the Series A-2 Units, the Series B Units, the Series C Units and any other series of limited liability company interests in the Company denominated as “Units” that is established in accordance with this Agreement, which shall constitute limited liability company interests in the Company as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Company at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of this Agreement.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 3.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 3.4(d)).

“Unvested Series B Unit” means a Series B Unit that is subject to any vesting or similar arrangement and has not become a Vested Series B Unit.

“Vested Series B Unit” means a Series B Unit that is vested, as determined in accordance with Section 7.2(b).

Section 1.2. Other Definitions. Other terms defined herein have the meanings so given them.

Section 1.3. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, all references to “including” shall be construed as meaning “including without limitation” and all references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part for all purposes.

ARTICLE II

ORGANIZATIONAL AND OTHER MATTERS

Section 2.1. Formation. The Members have formed the Company pursuant to and in accordance with the provisions of the Act. The Members have filed, on behalf of the Company, a Certificate conforming to the Act in the office of the Secretary of State of the State of Delaware. The rights and obligations of the Members and the administration and termination of the Company will be governed by this Agreement and the Act. This Agreement is the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act. To the extent that this Agreement is inconsistent in any respect with the Act, this Agreement will control.

Section 2.2. Name. The name of the Company is “PBF Energy Company LLC” and the business of the Company shall be conducted under that name, or under any other name adopted by the Managing Member in accordance with the Act. Subject to the Act, the Managing Member may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Members.

Section 2.3. Limited Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and a Member shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member.

Section 2.4. Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company in the State of Delaware shall be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent designated in the Certificate or such other Person or Persons as the

Managing Member may designate from time to time in the manner provided by law. The registered office of the Company in the United States shall be at the place specified in the Certificate, or such other place(s) as the Managing Member may designate from time to time. The Company may have such other offices as the Managing Member may determine appropriate.

Section 2.5. Purpose; Powers. The Company may carry on any lawful business, purpose or activity permitted by the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Subject to the provisions of this Agreement and except as prohibited by the Act, (i) the Company may, with the approval of the Managing Member, enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Member and (ii) the Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

Section 2.6. Foreign Qualification. Prior to conducting business in any jurisdiction other than the State of Delaware, the Managing Member shall cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. Each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.7. Term. The Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware, and shall continue in existence until it is liquidated or dissolved in accordance with this Agreement and the Act.

Section 2.8. No State Law Partnership.

(a) The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer by virtue of this Agreement, for any purposes other than as is set forth in the last sentence of this Section 2.8(a), and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and each Member, Assignee and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

(b) So long as the Company is treated as a partnership for federal income tax purposes, to ensure that Units are not traded on an established securities market within the meaning of Treasury Regulations Section 1.7704-1(b) or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Regulations Section 1.7704-1(c), notwithstanding anything to the contrary contained herein, (i) the Company shall not participate in the establishment of any such market or the inclusion of its Units thereon, and (ii) the Company shall not recognize any Transfer made on any such market by: (A) redeeming the Transferor Member (in the case of a redemption or repurchase by the Company); or (B) admitting the Transferee as a Member or otherwise recognizing any rights of the Transferee, such as a right of the Transferee to receive Company distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Company. For the avoidance of doubt, nothing in this Section 2.8(b) shall be interpreted to prohibit a Disregarded Transfer.

Section 2.9. Admission. The Managing Member is hereby admitted as a member of the Company upon its execution of a counterpart signature page to this Agreement and each Member of the Company immediately prior to the effectiveness of this Agreement shall continue as a Member hereunder.

ARTICLE III

MEMBERS; CAPITALIZATION

Section 3.1. Members; Units.

(a) Limited Liability Company Interests. Interests in the Company shall be represented by Units, or such other Equity Securities in the Company, or such other Company securities, in each case as the Managing Member may establish in its sole discretion in accordance with the terms hereof. As of the Effective Date, the Units are comprised of four series: “Series A-1 Units,” “Series A-2 Units,” “Series B Units” and “Series C Units.”

(b) Schedule of Units; Schedule of Members. The Company shall maintain a schedule setting forth (i) the name and address of each Member, (ii) the number of Units (by series) owned by such Member, (iii) the aggregate number of outstanding Units by series (including rights, options or warrants convertible into or exchangeable or exercisable for Units), and (iv) the aggregate amount of cash Capital Contributions that have been made by each of the Members and the Fair Market Value of any property other than cash contributed by each of the Members with respect to such Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”). The Schedule of Members shall be the definitive record of ownership of each Unit or other Equity Security in the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units or other Equity Securities in the Company for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units or other Equity Securities in the Company on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

(c) Reclassification. (i) The Series A Units (as defined in the Original LLC Agreement) held by the Blackstone Group and the First Reserve Group which are issued and outstanding immediately prior to the Effective Date are hereby reclassified into an equivalent number of Series A-1 Units, (ii) the Series A Units (as defined in the Original LLC Agreement) held by the Series A Members other than the Blackstone Group and the First Reserve Group which are issued and outstanding immediately prior to the Effective Date are hereby reclassified into an equivalent number of Series A-2 Units, and (iii) the Series A Units (as defined in the Original LLC Agreement) issuable upon exercise of any warrants or options outstanding on the Effective Date to purchase such Series A Units shall immediately be reclassified as Series A-2 Units upon issuance thereof. Upon consummation of any Sale Transfer and payment of all amounts owed (if any) by the transferring Series A-1 Member to the Series B Members in accordance with Section 4.3, Section 4.4 and any related provisions of this Agreement, the Series A-1 Units transferred to the transferee in such Sale Transfer shall immediately be reclassified into an equivalent number of Series A-2 Units.

(d) Series A-1 Members; Series A-1 Units. The Schedule of Members sets forth the identity of all of the Series A-1 Members and the number of Series A-1 Units held by each Series A-1 Member. From and after the Effective Date, the Company shall not issue any additional Series A-1 Units (or rights, options or warrants convertible into or exchangeable or exercisable for Series A-1 Units). In connection with the IPO and in accordance with Section 3.3 of this Agreement, certain Series A-1 Members have elected to cause a number of their Series A-1 Units to be sold to PBF Energy Inc. and reclassified into an equal number of Series C Units (the “IPO Reclassification”). The number of Series C Units deemed sold by each Series A-1 Member in connection with the IPO Reclassification (and the number of Series C Units, if any, deemed sold by the Series B Members in accordance with Section 3.3(b) of this Agreement upon the IPO Reclassification) is set forth on Schedule 3.1(d) attached hereto. Following the IPO, upon the Exchange contemplated by the Exchange Election, the Series A-1 Units covered by such Exchange Election shall be exchanged for Exchange Shares pursuant to the Exchange Agreement and, in connection with such Exchange, reclassified as Series C Units. Other than with respect to the rights of Series B Members to share in distributions that otherwise would be made to Series A-1 Members on account of their Series A-1 Units, the Series A-1 Units shall rank pari passu with, and have all the same rights (including the rights to share in Net Income and Net Loss or items thereof) and be subject to all of the same obligations, as the Series A-2 Units and the Series C Units.

(e) Series A-2 Members; Series A-2 Units. The Schedule of Members sets forth the identity of all of the Series A-2 Members and the number of Series A-2 Units held by each Series A-2 Member. Additional Series A-2 Units will be issued to Persons upon exercise of warrants or options outstanding on the Effective Date to purchase Series A Units, in accordance with the terms of the applicable instrument and as reflected on the Schedule of Members. From and after the Effective Date, except as set forth in the immediately preceding sentence or in connection with a reclassification in connection with a Sale Transfer as contemplated by Section 3.1(c), the Company shall not issue any additional Series A-2 Units (or rights, options or warrants convertible into or exchangeable or exercisable for Series A-2 Units).1 Upon the Exchange contemplated by the Exchange Election, the Series A-2 Units covered by such Exchange Election shall be exchanged for Exchange Shares pursuant to the Exchange Agreement and, in connection with such Exchange, reclassified as Series C Units. The Series A-2 Units shall rank pari passu with, and have all the same rights (including the rights to share in Net Income and Net Loss or items thereof) and be subject to all of the same obligations, as the Series A-1 Units (except that the Series B Members will not have any right to share in amounts to be distributed to the Series A-2 Members) and the Series C Units.

[1]	[Make conforming change if any Series A-2 Units will be sold in the IPO.]

(f) Series B Members; Series B Units.

(i) Series B Units shall be issuable only to Persons who are employed by or providing services to the Company or any of its Affiliates. The Schedule of Members set forth the identity of all of the Series B Members and the number of Series B Units held by each Series B Member on the Effective Date. From and after the Effective Date, the Company shall not issue any additional Series B Units. The maximum number of Series B Units that are authorized to be issued and outstanding at any time is 1,000,000 (the “Maximum Series B Amount”), all of which are issued and outstanding as of the Effective Date.

(ii) The Series B Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the Internal Revenue Service or other applicable law). The Company and the Series B Members shall file all federal income tax returns consistent with such characterization.

(iii) The right of the Series B Members to receive distributions or payments from the Company or the Series A-1 Members, as applicable, and to share in Net Income, but not the Series B Units themselves to the extent such Units reflect the right to share in future distributions and Net Income, may be reclassified as Series C Units in accordance with the procedures set forth in Section 3.3 hereof. The number of Series C Units, if any, deemed sold by the Series B Members in connection with the IPO Reclassification is set forth on Schedule 3.1(d) attached hereto.

(g) Series C Member; Series C Units. On the Effective Date hereof the Managing Member has acquired the number of Series C Units as set forth on the Schedule of Members. The Series C Units rank pari passu with, and have all the same rights (including the rights to share in Net Income and Net Loss or items thereof) and be subject to all of the same obligations as, the Series A-1 Units (except that the Series B Members will not have any right to share in amounts to be distributed to the Series C Members) and the Series A-2 Units.

Section 3.2. Authorization and Issuance of Additional Units. Subject to the limitations on issuing additional Series A-1 Units, Series A-2 Units or Series B Units set forth in Section 3.1 hereof, the Managing Member may issue additional Series C Units and/or establish and issue other Series of Units, other Equity Securities in the Company or other Company securities from time to time with such rights, obligations, powers, designations, preferences and other terms, which may be different from, including senior to, any then existing or future Series of Units, other Equity Securities in the Company or other Company securities, as the Managing Member shall determine from time to time, in its sole discretion, without the vote or consent of any other Member or any other Person, including (i) the right of such Units, other Equity Securities in the Company or other Company securities to share in Net Income and Net Loss or items thereof, (ii) the right of such Units, other Equity Securities in the Company or other Company securities to share in Company distributions, (iii) the rights of such Units, other Equity Securities or other Company securities upon dissolution and liquidation of the Company, (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units, other Equity Securities in the Company or other Company securities (including sinking fund provisions), (v) whether such Units, other Equity Securities in the Company or other Company securities are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange, (vi) the terms and conditions upon which such Units, other Equity Securities in the Company or other Company securities will be issued, evidenced by certificates or assigned or transferred, (vii) the terms and conditions of the issuance of such Units, other Equity Securities in the Company or other Company securities (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue Units, other Equity Securities in the Company or other Company securities for less than Fair Market Value), and (viii) the right, if any, of the holder of such Units, other Equity Securities in the Company or other Company securities to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units, other Equity Securities in the Company or other Company securities. The Managing Member, without the vote or consent of any other Member or any other Person but subject to Sections 3.1(d) and 3.1(e), is authorized (i) to issue any Units, other Equity Securities in the Company or other Company securities of any such newly established Series, and (ii) to amend this Agreement to reflect the creation of any such new series, the issuance of Units, other Equity Securities in the Company or other Company securities of such series, and the admission of any Person as a Member which has received Units or other Equity Securities of any such Series, in accordance with this Section 3.2, 7.4 and 9.4. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Series A-1 Units, the Series A-2 Units, the Series B Units, the Series C Units and any other series of Units that may be established in accordance with this Agreement.

Section 3.3. Series A-1 Units/Series B Units - Reclassification, Exchange and Sale.

(a) General. Notwithstanding anything expressed or implied to the contrary in this Agreement (including Section 7.4 hereof), a Series A-1 Member may not Transfer, directly or indirectly, all or any portion of its Series A-1 Units (other than a Transfer of Series A-1 Units held by such Series A-1 Member to one or more Permitted Transferees) except solely in connection with (i) a Sale Transfer or (ii) a Transfer of such Units pursuant to the Exchange Agreement and in accordance with the procedures set forth in Section 3.3(b). No Transfer of any Series A-1 Units by a Series A-1 Member to a Permitted Transferee shall effect a release of the transferring Series A-1 Member’s obligations under this Agreement to the Series B Members, and as a condition to such Transfer, each such Permitted Transferee shall expressly assume in writing all of the obligations of the transferring Series A-1 Member, whether arising prior to, on or after the date of Transfer, to the Series B Members.

(b) Sale Procedure.

(i) Step 1A. A Selling Series A-1 Member shall deliver to the Managing Member the written election of exchange (an “Exchange Election”) as contemplated by Section 2.1(b) of the Exchange Agreement. Upon the Exchange contemplated by an Exchange Election, the number of Series A-1 Units designated in the Exchange Election shall be reclassified into an equal number of Series C Units (such Series C Units, the “Reclassified Units”) and such Reclassified Units shall (A) be deemed to have been exchanged by the Selling Series A-1 Member and the Series B Members in accordance with Section 3.3(c), and (B) be exchanged as contemplated by Step 2 and Step 3 below and the Exchange Agreement.

(ii) Step 1B. Upon receipt of an Exchange Election, the Managing Member shall deliver to the Series B Members (i) a copy of the Exchange Election, and (ii) a schedule (the “Reclassification Schedule”) setting forth the Exchange Value and a calculation based on such price of the number of Reclassified Units to be Exchanged by each of the Selling Series A-1 Member and the Series B Members.

(iii) Step 2. The Reclassified Units shall be exchanged for shares of Class A Common Stock (“Exchange Shares”) as contemplated by the Exchange Agreement, which Class A Common Stock shall be delivered by or on behalf of the Company to either the Blackstone/Series B Partnership or the First Reserve/Series B Partnership, as applicable.

(iv) Step 3. Upon a sale of Exchange Shares by the Blackstone/Series B Partnership or the First Reserve/Series B Partnership, as applicable, the general partner of such partnership shall no later than the next Business Day notify the Managing Member of the amount of proceeds from the sale of such Exchange Shares, together with reasonable supporting documentation, and request from the Managing Member instructions regarding the amounts to be distributed to each of the Selling Series A-1 Members and, subject to Section 4.5, the Series B Members in accordance with Section 4.3, Section 4.4 and any other related provisions of this Agreement. The Managing Member shall, upon making such determination, notify the Blackstone/Series B Partnership or the First Reserve/Series B Partnership, as applicable, and the Series B Members of its determination of such amounts, and such amounts shall be paid (by wire transfer of immediately available funds) by the Blackstone/Series B Partnership or the First Reserve/Series B Partnership, as applicable, to the Series B Members on the sixth (6th) Business Day following receipt of such notification, provided that if either the Blackstone/Series B Partnership or the First Reserve/Series B Partnership, as applicable, or the Series B Members do not agree with the determination of the Managing Member and notifies the other and the Managing Member within such six-Business Day period, then such disagreement shall be resolved by the Independent Advisor in accordance with, and subject to, the provisions of Section 7.2(d)(iii). The general partner of the Blackstone/Series B Partnership or the First Reserve/Series B Partnership, as applicable, shall in turn inform the Managing Member of the amounts distributed pursuant to the previous sentence. For purposes of clarification, it is the intention of the parties hereto that the items of income, gain, loss and deduction and any assets of the Blackstone/Series B Partnership or of the First Reserve/Series B Partnership shall not be treated as items of income, gain, loss or deduction or assets of the Company, and any information provided to the Managing Member pursuant to the proceeding sentence shall be solely for the purpose of allowing the Managing Member to make such determinations as are relevant to the provisions of this Agreement.

(c) Reclassified Series B Units. The number of Reclassified Units deemed Exchanged by the Series B Members (the “Reclassified Series B Units”) for purposes of applying Section 3.3(b)(iv) shall initially be equal to the total number of Reclassified Units Exchanged in accordance with Step 1A multiplied by a fraction (1) the numerator of which is the amount that would be distributed to the Members holding Series B Units if the Exchange Value was distributed pursuant to Sections 4.3 and 4.4 (such amount, the “Series B Exchange Value”), and (2) the denominator of which is the Exchange Value, and be subject to adjustment in accordance with the Blackstone/Series B Partnership or the First Reserve/Series B Partnership, as applicable. In the event the Series B Members do not agree with the calculations set forth in the Reclassification Schedule or the determination of the Reclassified Series B Units or the Series B Exchange Value, the Series B Members shall have the right to have such disagreement resolved by the Independent Advisor in accordance with, and subject to, the provisions of Section 7.2(d)(iii). An example of the determination of the Reclassified Series B Units and Series B Exchange Value is attached hereto as Schedule 3.3(c).

Section 3.4. Capital Account.

(a) The Managing Member shall maintain for each Member owning Units a separate Capital Account with respect to such Units in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Units pursuant to this Agreement and (ii) all items of Company income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 3.4(b) and allocated with respect to such Units pursuant to Section 5.1, and decreased by (x) the amount of cash or Fair Market Value of all actual and deemed distributions of cash or property made with respect to such Units pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 3.4(b) and allocated with respect to such Units pursuant to Section 5.1. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts or any adjustments thereto (including, without limitation, adjustments relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Treasury Regulations, the Managing Member, without the consent of any other Person, may make such modification, notwithstanding the terms of this Agreement, provided that it is not likely to have a material effect on the amounts distributed or distributable to any Person pursuant to ARTICLE VII hereof upon the dissolution of the Company.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction, which is to be allocated pursuant to ARTICLE V and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 3.4, the Company shall be treated as owning directly its proportionate share (as determined by the Managing Member) of all property owned by any partnership, limited liability company, unincorporated business or other entity or arrangement that is classified as a partnership or disregarded entity for federal income tax purposes, of which the Company is, directly or indirectly, a partner (in the case of a partnership) or owner (in the case of a disregarded entity).

(ii) Except as otherwise provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iii) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(iv) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3) as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 3.4(d) to the Carrying Value of any Adjusted Property that is subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined in the manner described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(g)(3) and 1.704-3(a)(6)(i) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the Managing Member may adopt.

(c) A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Units so transferred.

(d) In addition, the following shall apply:

(i) In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property and the issuance of Units as consideration for the provision of services, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 5.1 in the same manner as a corresponding item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Units shall be determined by the Managing Member using such method of valuation as it may adopt; provided, however, that the Managing Member, in arriving at such valuation, must take fully into account the fair market value of the Units of all Members at such time. The Managing Member shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii) In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Unit), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 5.1 in the same manner as a corresponding item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to ARTICLE VII or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 3.4(d) or (B) in the case of a liquidating distribution pursuant to ARTICLE VII, be determined and allocated by the Person winding up the Company pursuant to Section 7.3(b) using such method of valuation as it may adopt.

(iii) Notwithstanding anything to the contrary in Section 3.4(d)(i) and Section 3.4(d)(ii), the Managing Member may make the required adjustments immediately after the applicable events described in Section 3.4(d)(i) and Section 3.4(d)(ii) upon the exercise of any noncompensatory warrants to acquire Series A Units.

(iv) The Managing Member may make the adjustments described in this Section 3.4(d) in the manner set forth therein if the Managing Member determines that such adjustments are necessary or useful to effectuate the intended economic arrangement among the Members, including Members who received Units in connection with the performance of services to or for the benefit of the Company.

(e) Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Managing Member shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members, the Managing Member may make such modification, notwithstanding any other provision hereof, without the consent of any other Person.

Section 3.5. No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any distribution from the Company, except as expressly provided herein.

Section 3.6. Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall loan funds to the Company, then the making of such loans shall not result in any increase in the Capital Account balance of such Member. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.7. No Right of Partition. To the fullest extent permitted by law, no Member shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any of its Subsidiaries or the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to distributions of specific assets of the Company or any of its Subsidiaries.

Section 3.8. Non-Certification of Units; Legend; Units are Securities.

(a) Units shall be issued in non-certificated form; provided that the Managing Member may cause the Company to issue certificates to a Member representing the Units held by such Member.

(b) If the Managing Member determines that the Company shall issue certificates representing Units to any Member, the following provisions of this Section 3.8 shall apply:

(i) The Company shall issue one or more certificates in the name of such Person in such form as it may approve, subject to Section 3.8(b)(ii) (a “Membership Interest Certificate”), which shall evidence the ownership of the Units represented thereby. Each such Membership Interest Certificate shall be denominated in terms of the number of Units evidenced by such Membership Interest Certificate and shall be signed by the Managing Member or an Officer on behalf of the Company.

(ii) Each Membership Interest Certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES A SERIES [            ] UNIT REPRESENTING AN INTEREST IN PBF ENERGY COMPANY LLC AND SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF, AND SHALL BE GOVERNED BY, (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING SECTION 8-102(A)(15) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE, AND (II) THE CORRESPONDING PROVISIONS OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE

8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995.

THE INTERESTS IN PBF ENERGY COMPANY LLC REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF PBF ENERGY COMPANY LLC, DATED AS OF [            ], 2012, BY AND AMONG EACH OF THE MEMBERS FROM TIME TO TIME PARTY THERETO, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

(iii) Each Unit shall constitute a “security” within the meaning of, and shall be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

(iv) The Company shall issue a new Membership Interest Certificate in place of any Membership Interest Certificate previously issued if the holder of the Units represented by such Membership Interest Certificate, as reflected on the books and records of the Company:

(A) makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Membership Interest Certificate has been lost, stolen or destroyed;

(B) requests the issuance of a new Membership Interest Certificate before the Company has notice that such previously issued Membership Interest Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(C) if requested by the Company, delivers to the Company such security, in form and substance satisfactory to the Company, as the Managing Member may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Membership Interest Certificate; and

(D) satisfies any other reasonable requirements imposed by the Company.

(v) Upon a Member’s Transfer in accordance with the provisions of this Agreement of any or all Units represented by a Membership Interest Certificate, the Transferee of such Units shall deliver such Membership Interest Certificate, duly endorsed for Transfer by the Transferee, to the Company for cancellation, and the Company shall thereupon issue a new Membership Interest Certificate to such Transferee for the number of Units being Transferred and, if applicable, cause to be issued to such Transferring Member a new Membership Interest Certificate for the number of Units that were represented by the canceled Membership Interest Certificate and that are not being Transferred.

Section 3.9. Outside Activities of the Members. Any Member or any of their respective Affiliates shall be entitled to have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company or any of its Subsidiaries or any Person in which the Company or any of its Subsidiaries has an ownership interest. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business ventures of any other Member.

ARTICLE IV

DISTRIBUTIONS

Section 4.1. Determination of Distributions. Distributions shall be made to the Members, after Tax Distributions are made pursuant to Section 4.7 hereof, when and in such amounts as determined by the Managing Member, in accordance with Section 4.2, Section 4.3 and Section 4.4 hereof.

Section 4.2. Sharing of Distributions – General. All amounts to be distributed by the Managing Member pursuant to Section 4.1 shall be distributed to (a) the Series A-1 Members (pro rata in accordance with their Series A-1 Unit Sharing Percentages and to be further shared with the Series B Members in accordance with Section 4.3 and Section 4.4), (b) the Series A-2 Members (pro rata in accordance with their Series A-2 Unit Sharing Percentages), (c) the Series C Members (pro rata to their ownership of such Units) and (d) the Other Members (to be distributed among them in accordance with the terms of the applicable Units or Equity Securities), pro rata in accordance with their Percentage Interests.

Section 4.3. Sharing of Distributions – Series A-1 Members and Series B Members. Subject to the operating rules for Series A-1 Members and Series B Members set forth in Section 4.4, amounts to be distributed to the Series A-1 Members pursuant to Section 4.2 hereof shall be shared with the Series B Members and distributed to the Series A-1 Members and the Series B Members in the following manner:

(a) To the extent that the amount distributed or to be distributed is less than or equal to 1.0 times the aggregate Capital Contributions of the Series A-1 Members, 100% to the Series A-1 Members until each Series A-1 Member has received distributions pursuant to this Section 4.3 at least equal to such Series A-1 Member’s Capital Contribution;

(b) If the amount to be distributed to the Series A-1 Members pursuant to this Section 4.3 is greater than 1.0 times but less than or equal to 1.5 times the aggregate Capital

Contributions of the Series A-1 Members, (i) to the Series A-1 Members, 100% until each Series A-1 Member has received distributions pursuant to this Section 4.3 at least equal to such Series A-1 Member’s Capital Contribution, then (ii) (A) to the Series A-1 Members, 100% minus the percentage determined pursuant to clause (B), and (B) to the Series B Members, 2% multiplied by the lesser of (x) 1.0 and (y) the fraction obtained by dividing (aa) the amount of such distributions, expressed as a multiple of such Capital Contributions, minus 1.0, by (bb) 0.5 (such that, if the distributions to the Series A-1 Members were 1.5 times such Capital Contributions, the Series A-1 Members would receive 98% and the Series B Members would receive 2% pursuant to this Section 4.3(b)(ii));

(c) If the amount to be distributed to the Series A-1 Members pursuant to this Section 4.3 is greater than 1.5 times but less than or equal to 2.0 times the aggregate Capital Contributions of the Series A-1 Members, (i) to the Series A-1 Members, 100% until each Series A-1 Member has received distributions pursuant to this Section 4.3 at least equal to such Series A-1 Member’s Capital Contribution, then (ii) (A) to the Series A-1 Members, 100% minus the percentage determined pursuant to clause (B), and (B) to the Series B Members, (x) 2% plus (y) 4% multiplied by the lesser of (aa) 1.0 and (bb) the fraction obtained by dividing (1) the amount of distributions, expressed as a multiple of such Capital Contributions, minus 1.5, by (2) 0.5 (such that, if the distributions to the Series A-1 Members were 2.0 times such Capital Contributions, the Series A-1 Members would receive 94% and the Series B Members would receive 6% pursuant to this Section 4.3(c)(ii));

(d) If the amount to be distributed to the Series A-1 Members pursuant to this Section 4.3 is greater than 2.0 times but less than or equal to 2.5 times the aggregate Capital Contributions of the Series A-1 Members, (i) to the Series A-1 Members, 100% until each Series A-1 Member has received distributions pursuant to this Section 4.3 at least equal to such Series A-1 Member’s Capital Contribution, then (ii) (A) to the Series A-1 Members, 100% minus the percentage determined pursuant to clause (B), and (B) to the Series B Members, (x) 6% plus (y) 1% multiplied by the lesser of (aa) 1.0 and (bb) the fraction obtained by dividing (1) the amount of distributions, expressed as a multiple of such Capital Contributions, minus 2.0, by (2) 0.5 (such that, if the distributions to the Series A-1 Members were 2.5 times such Capital Contributions, the Series A-1 Members would receive 93% and the Series B Members would receive 7% pursuant to this Section 4.3(d)(ii));

(e) If the amount to be distributed to the Series A-1 Members pursuant to this Section 4.3 is greater than 2.5 times but less than or equal to 3.0 times the aggregate Capital Contributions of the Series A-1 Members, (i) to the Series A-1 Members, 100% until each Series A-1 Member has received distributions pursuant to this Section 4.3 at least equal to such Series A-1 Member’s Capital Contribution, then (ii) to the Series A-1 Member, 100% minus the percentage determined pursuant to clause (B), and (B) to the Series B Members, (x) 7% plus (y) 1% multiplied by the lesser of (aa) 1.0 and (bb) the fraction obtained by dividing (1) the amount of distributions, expressed as a multiple of such Capital Contributions, minus 2.5, by (2) 0.5 (such that, if the distributions to the Series A-1 Members were 3.0 times such Capital Contributions, the Series A-1 Members would receive 92% and the Series B Members would receive 8% pursuant to this Section 4.3(e)(ii)); and

(f) If the amount to be distributed to the Series A-1 Members pursuant to this Section 4.3 is greater than 3.0 times but less than or equal to 4.0 times the aggregate Capital Contributions of the Series A-1 Members, (i) to the Series A-1 Members, 100% until each Series A-1 Member has received distributions pursuant to this Section 4.3 at least equal to such Series A-1 Member’s Capital Contribution, then (ii) to the Series A-1 Member, 100% minus the percentage determined pursuant to clause (B), and (B) to the Series B Members, (x) 8% plus (y) 2% multiplied by the lesser of (aa) 1.0 and (bb) the fraction obtained by dividing (1) the amount of distributions, expressed as a multiple of such Capital Contributions, minus 3.0, by (2) 0.5 (such that, if the distributions to the Series A-1 Members were 4.0 times such Capital Contributions, the Series A-1 Members would receive 90% and the Series B Members would receive 10% pursuant to this Section 4.3(f)(ii)); and

(g) If the amount to be distributed to the Series A-1 Members pursuant to this Section 4.3 is greater than 4.0 times the aggregate Capital Contributions of the Series A-1 Members, (i) to the Series A-1 Members, 100% until each Series A-1 Member has received distributions pursuant to this Section 4.3 at least equal to such Series A-1 Member’s Capital Contribution, then (ii) 90% to the Series A-1 Members and 10% to the Series B Members.

(h) The table set forth below illustrates the amount of “Gross MOIC” required for the Series A-1 Members to receive the amount of distributions to be distributed pursuant to this Section 4.3, expressed as multiple of the aggregate Capital Contributions of the Series A-1 Members under the corresponding “Net Trigger” column:

		Total Series A-1 and Series B	Total Series A-1	Series B Proceeds
Gross	Net	Proceeds	Proceeds	Total	% of
MOIC	Trigger	($mm)	($mm)	Proceeds	Gain
0.000x	0.000x	$0.0	$0.0	$0.0	0.0%
1.510x	1.500x	$1,510.2	$1,500.0	$10.2	2.0%
2.064x	2.000x	$2,063.8	$2,000.0	$63.8	6.0%
2.613x	2.500x	$2,612.9	$2,500.0	$112.9	7.0%
3.174x	3.000x	$3,173.9	$3,000.0	$173.9	8.0%
4.333x	4.000x	$4,333.3	$4,000.0	$333.3	10.0%

Note: Assumes $1,000.0 million of aggregate Capital Contributions for the Series A-1 Members.

The term “Gross MOIC” means an amount equal to the amount of distributions divided by the aggregate Capital Contributions of the Series A-1 Members.

Section 4.4. Series A-1 Member and Series B Member Operating Rules.

The determination of the amounts to be distributed to the Series A-1 Members and the Series B Members pursuant to Section 4.3 shall be made in accordance with, and shall be adjusted to the extent required by, the provisions of this Section 4.4:

(a) All distributions pursuant to Section 4.3 to the Series A-1 Members shall initially be made pro rata in accordance with their Series A-1 Unit Sharing Percentages; provided, however, that the calculations made pursuant to Section 4.3 and Section 4.4 and the distributions made (or deemed to be made) to each of the Series A-1 Members shall be calculated as if each such Series A-1 Member were the only Series A-1 Member. All distributions to the Series B Members shall be made pro rata in accordance with their Series B Unit Sharing Percentages. Notwithstanding the foregoing, in the event the number of outstanding Series B Units is less than the Maximum Series B Unit Amount, then the amount to be distributed to the outstanding Series B Units shall be reduced proportionately, and the amounts that would have been distributed with respect to the outstanding Series B Units absent this restriction shall instead be distributed among the Series A-1 Members pro rata in accordance with their Series A-1 Unit Sharing Percentages.

(b) All amounts received, directly or indirectly, by a Series A-1 Member and the Series B Members (and each of their Successors in Interest and Permitted Transferees) in connection with this Agreement, including (i) upon the sale of, or as a result of the ownership of, shares of Class A Common Stock of PBF Energy Inc. following an exchange of Units pursuant to the Exchange Agreement and as contemplated by Section 3.3(b) hereof, including a sale by the Blackstone/Series B Partnership or the First Reserve/Series B Partnership, as applicable, (ii) upon any Sale Transfer or other Transfer by the Series A-1 Member of Series A-1 Units to any Person other than a Permitted Transferee, (iii) pursuant to the Tax Receivable Agreement, (iv) as a result of any assignment or transfer of any rights, interests or entitlements under the Tax Receivable Agreement or (v) otherwise as a result of such Member’s ownership of Series A-1 Units or Series B Units, as applicable, shall be distributed, and treated as a distribution, pursuant to Section 4.3 (including for purposes of satisfying the applicable sharing thresholds of the Series B Members pursuant to Section 4.3). In the event of an in-kind distribution that is a Sale Transfer, the amounts received are deemed to be the Fair Market Value of the Units on the date of such distribution. Any payments required to be made to the Series B Members by the Series A-1 Members, the Blackstone/Series B Partnership or the First Reserve/Series B Partnership, as applicable, shall be made in cash.

(c) All amounts previously distributed or to be distributed pursuant to Section 4.3 (including all amounts deemed distributed pursuant to Section 4.4(b)) shall be treated as being distributed in a single distribution. Accordingly, if one or more distributions to any of the Series A-1 Members are made or are deemed to have been made pursuant hereto (collectively, the “Cumulative Distributions”), the Series B Members shall be entitled to share in the proceeds of such Cumulative Distributions at the highest sharing percentage allocated to the Series B Units pursuant to any distribution tranche set forth in Section 4.3 (the “Cumulative Participation Rate”). In the event that the Series B Members have received distributions at a sharing percentage other than the Series B Members’ Cumulative Participation Rate, the Series B Members shall be entitled to receive from the Company or the Series A-1 Members, as applicable, all amounts to be distributed pursuant to Section 4.3 (including for this purpose all amounts that, pursuant to Section 4.4(b), are treated as deemed distributed pursuant to Section 4.3) until the Series B Members have received the difference between (x) the proceeds of such

Cumulative Distributions required to be distributed to such the Series B Members pursuant to this Section 4.4(c) and (y) the proceeds of all prior distributions actually received by the Series B Members, and each of the Series A-1 Members agrees to make, and to direct the Company and/or PBF Energy Inc. (if applicable) to make, such payments (on its behalf) to the Series B Members as may be required to accomplish the foregoing.

(d) Any amounts distributed to the Series A-1 Members and the Series B Members pursuant to Section 4.7 shall be further distributed to the Series A-1 Members and the Series B Members pro rata to the amount of taxable income allocated or to be allocated to each such Member pursuant to ARTICLE V. Amounts distributed to any Member pursuant to this Section 4.4(d) will be treated as an advance on and shall reduce further distributions to which such Member otherwise would be entitled under Sections 3.3, 4.3 and 4.4 of this Agreement.

Section 4.5. Unvested Units.

(a) To the extent that any amounts, other than a Tax Distribution, are to be made or paid to a Series A-2 Member in respect of any unvested Units, such amounts shall be set aside by the Company for such Series A-2 Member to be distributed or paid to such Series A-2 Member at the time that such Unit ceases to be an unvested Unit. To the extent that any such unvested Units shall be forfeited by or repurchased from such Series A-2 Member without having ceased to be an unvested Unit, such amounts shall be distributed or paid to the Members in accordance with Section 4.2.

(b) To the extent that any amounts, other than a Tax Distribution, are to be made or paid to a Series B Member in respect of any unvested Units (including pursuant to Sections 3.3, 4.3 and 4.4), such amounts shall be set aside by the Company or the Series A-1 Members, as applicable, for such Series B Member to be distributed or paid to such Series B Member at the time that such Unit ceases to be an unvested Unit. To the extent that any such unvested Units shall be forfeited by or repurchased from such Series B Member without having ceased to be an unvested Unit, such amounts shall be distributed or paid to the Series A-1 Members pro rata in accordance with their Series A-1 Unit Sharing Percentages.

Section 4.6. Successors. For purposes of determining the amount of distributions under Section 4.1, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

Section 4.7. Tax Distributions. Subject to Section 4.4(d) and Section 4.9 and to any restrictions contained in any agreement to which the Company is bound, no later than the tenth day following the end of the Quarterly Estimated Tax Period in the case of the first three Quarterly Estimated Tax Periods of each calendar year, and no later than twenty days prior to the end of the Quarterly Estimated Tax Period in the case of the last Quarterly Estimated Tax Period of each calendar year, the Company shall, to the extent of available cash and borrowings of the Company, make a distribution in cash (each, a “Tax Distribution”) to the Members pro rata in accordance with their Percentage Interests (as contemplated by Section 4.2) in effect with respect to such Quarterly Estimated Tax Period, in an amount equal to the excess of (i) the product of (A) the taxable income of the Company attributable to such Quarterly Estimated Tax Period and all prior Quarterly Estimated Tax Periods in such calendar year, based upon information available to the Company and adjusted to take into account good faith projections by the Company of taxable income or loss for the remainder of the calendar year, multiplied by (B) the Assumed Tax Rate, over (ii) distributions made by the Company pursuant to this Section 4.7 with respect to such calendar year; provided, however, that if the Tax Distributions made during a calendar year are less than the product of (x) the actual taxable income of the Company for the calendar year (calculated as described in the last sentence of this Section 4.7) multiplied by (y) the Assumed Tax Rate, the Company shall, to the extent of available cash and borrowings of the Company, make a “true up” Tax Distribution with respect to such calendar year equal to such difference no later than March 15 of the following year. The Managing Member shall use conventions similar to those adopted pursuant to Section 5.2(c) of this Agreement to determine the Percentage Interests of the Members with respect to a Quarterly Estimated Tax Period. For the avoidance of doubt, Tax Distributions shall be made only with respect to taxable income earned by the Company (as opposed to income recognized by any Member with respect to the vesting of such Member’s Units). For purposes of clauses (i)(A) and (x) above, the taxable income of the Company shall be determined by disregarding any adjustment to the taxable income of any Member that arises under Section 743(b) of the Code and is attributable to the acquisition by such Member of an interest in the Company in a transaction described in Section 743(a) of the Code.

Section 4.8. Withholding. Notwithstanding any other provision of this Agreement, the Managing Member is authorized to take any action that may be required to cause the Company to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including by reason of Section 1446 of the Code), the Managing Member may treat the amount withheld as a distribution of cash pursuant to this Article IV in the amount of such withholding from such Member. Each Member hereby agrees, to the maximum extent permitted by law, to indemnify and hold harmless the Company and the other Members from and against any liability, claim or expense (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to any tax withholdings made or required to be made on behalf of or with respect to such Member. In the event the Company is liquidated and a liability or claim is asserted against, or expense borne by, the Company or any Member for tax withholdings made or required to be made, such person shall have the right to be reimbursed from the Member on whose behalf such tax withholding was made or required to be made.

Section 4.9. Limitation. Notwithstanding any other provision of this Agreement, the Company, and the Managing Member on behalf of the Company, shall not be required to make a distribution (a) if such distribution to any Member or Assignee would violate the Act or other applicable law, or (b) in any form other than cash.

ARTICLE V

ALLOCATIONS

Section 5.1. Allocations for Capital Account Purposes.

(a) Except as otherwise provided in this Agreement, Net Income and Net Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the Special Allocations set forth in Section 5.1(b) is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 7.3 if the Company were dissolved (taking into account, for purposes of applying this Section 5.1(a), the manner in which any amounts would be shared as between the Series A-1 Members and the Series B Members, as contemplated by Section 4.3 and Section 4.4 of this Agreement), its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Company were distributed to the Members pursuant to this Agreement, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period:

(i) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b) with respect to such taxable period (other than an allocation pursuant to Section 5.1(b)(iii) and Section 5.1(b)(vi)). This Section 5.1(b)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(b)(i)), except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b), other than Section 5.1(b)(i) and other than an allocation pursuant to Section 5.1(b)(i)(v) and (b)(i)(vi), with respect to such taxable period. This Section 5.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible, unless such deficit balance is otherwise eliminated pursuant to Section 5.1(b)(i) or (ii). This Section 5.1(b)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(b)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests, and then further allocated among the Series A-1 Members and the Series B Members as follows: 98% to the Series A-1 Members pro rata in accordance with their respective Series A-1 Unit Sharing Percentages and 2% to the Series B Members pro rata in accordance with their respective Series B Unit Sharing Percentages. If the Managing Member determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Managing Member is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the “Economic Risk of Loss” (as defined in the Treasury Regulations) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. Nonrecourse Liabilities of the Company described in Treasury Regulations Section 1.752-3(a)(3) shall be allocated to the Members in accordance with their respective Percentage Interests, and then further allocated among the Series A-1 Members and the Series B Members as follows: 98% to the Series A-1 Members pro rata in accordance with their respective Series A-1 Unit Sharing Percentages and 2% to the Series B Members pro rata in accordance with their respective Series B Unit Sharing Percentages.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

Section 5.2. Allocations for Tax Purposes.

(a) The income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for purposes of computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, then the Company’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or an Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of Section 704(c)

of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.4(c)(i) or Section 3.4(c)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 5.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(iii) In order to eliminate Book-Tax Disparities, the Managing Member shall cause the Company to use the “traditional method” described in Treasury Regulations Section 1.704-3(b).

(c) For purposes of determining the items of Company income, gain, loss, deduction, or credit allocable to any Member with respect to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Treasury Regulations promulgated thereunder.

(d) Tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Managing Member taking into account the principles of Treasury Regulations Sections 1.704-1(b)(4)(ii) and 1.704-1T(b)(4)(xi). Any recapture of depreciation or any other items of deduction shall be allocated in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5 to the Member that received the benefits of such depreciation or deduction.

(e) Allocations pursuant to this Section 5.2 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Income, Loss, distributions or other Company items pursuant to any provision of this Agreement.

(f) For the proper administration of the Company, the Managing Member shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; (iii) without the consent of any other Person being required, amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code; and (iv) adopt and employ such methods for (A) the maintenance of capital accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Members, (E) the provision of tax information and reports to the Members, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the transfer of Units and (J) tax compliance and other tax-related requirements, including without limitation, the use of computer software, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement and to comply with federal, state and local tax law. The Managing Member may adopt such conventions and make such allocations as provided in this Section 5.2(f) without the consent of a Member only if such conventions or allocations would not have a material adverse effect on such affected Member, the holders of any one or more Series of Units issued and outstanding or the Company, and if such allocations are consistent with the principles of Section 704 of the Code.

Section 5.3. Members’ Tax Reporting. The Members acknowledge and are aware of the income tax consequences of the allocations made pursuant to this ARTICLE V and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of this ARTICLE V in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

Section 5.4. Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (ii) reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its subsidiaries (including expenses that relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without suggesting any limitation of any kind, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that the Company shall not pay or bear any income tax obligations of the Managing Member.

ARTICLE VI

MANAGEMENT

Section 6.1. Managing Member; Delegation of Authority and Duties.

(a) Authority of Managing Member. The business, property and affairs of the Company shall be managed under the sole, absolute and exclusive direction of the Managing Member, which may from time to time delegate authority to Officers or to others to act on behalf of the Company. Without limiting the foregoing provisions of this Section 6.1(a), the Managing Member shall have the sole power to manage or cause the management of the Company, including the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

(b) Other Members. No Member who is not also a Managing Member, in his or her or its capacity as such, shall participate in or have any control over the business of the Company. Except as expressly provided herein, the Units, other Equity Securities in the Company, or the fact of a Member’s admission as a member of the Company do not confer any rights upon the Members to participate in the management of the affairs of the Company. Except as expressly provided herein, no Member who is not also a Managing Member shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote or consent with respect to under the Act, at law, in equity or otherwise. The conduct, control and management of the Company shall be vested exclusively in the Managing Member. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. Except as required by law or expressly provided in Section 6.1(c) or by separate agreement with the Company, no Member who is not also a Managing Member (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in its capacity as a Member, nor shall any Member who is not also a Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his or her or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member.

(c) Delegation by Managing Member. The Company may employ one or more Members from time to time, and such Members, in their capacity as employees or agents of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member. To the fullest extent permitted by law, the Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including Officers), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. The Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

Section 6.2. Officers.

(a) Designation and Appointment. The Managing Member shall appoint officers of the Company. All such officers, including the Chief Executive Officer, shall be referred to herein as “Officers.” Any two or more offices may be held by the same person.

(b) Duty of Officers. The Chief Executive Officer and the other Officers shall carry on the day-to-day activities of the Company and shall have such powers, authority and duties as generally pertain to their respective offices, subject to specific provisions included in this Agreement, the By-Laws of PBF Energy Inc. and any Employment Agreement and as may otherwise be prescribed by the Managing Member or the Chief Executive Officer.

(c) Term of Office. If not otherwise provided for in an Employment Agreement, the Chief Executive Officer and other Officers shall hold his office for such term as determined from time to time by the Managing Member. If not otherwise provided for in a Employment Agreement, any Officer may be removed, with or without cause, by the Managing Member. A vacancy in the office of the Chief Executive Officer shall be filled by the Managing Member and of any other Officer by the Chief Executive Officer, after consultation with the Managing Member.

(d) Officers as Agents. The Officers, to the extent of their powers, authority and duties set forth in this Agreement or an Employment Agreement or otherwise vested in them by the Managing Member, are agents of the Company for the purposes of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 6.3. Liability of Members.

(a) No Personal Liability. Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Person’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Except as otherwise required by the Act, each Member shall be liable only to make such Member’s Capital Contribution to the Company, if applicable, and the other payments provided for expressly herein.

(b) Return of Distributions. In accordance with the Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no distribution to any Member pursuant to ARTICLE IV shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Act, and, to the fullest extent permitted by law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) No Duties. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law, in equity or otherwise, the parties hereby agree that the Members (including without limitation, the Managing Member), shall, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, owe no duties (including fiduciary duties) to the Company, the other Members or any other Person who is a party to or otherwise bound by this Agreement; provided, however, that nothing contained in this Section 6.3(c) shall eliminate the implied contractual covenant of good faith and fair dealing. To the extent that, at law or in equity, any Member (including without limitation, the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or otherwise bound by this Agreement, the Members (including without limitation, the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including without limitation, the Managing Member) otherwise existing at law, in equity or otherwise, are agreed by the parties hereto to replace to that extent such other duties and liabilities of the Members (including without limitation, the Managing Member) relating thereto. The Managing Member may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Managing Member is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the other Members, or (ii) in its “good faith” or under another expressed standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standards.

Section 6.4. Indemnification by the Company.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its acting in the capacity that gave rise to its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.4, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 6.4 shall be made only out of the assets of the Company, it being agreed that the Managing Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.4(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.4.

(c) The rights provided by this Section 6.4 shall be deemed contract rights and shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement,

pursuant to any vote of the holders of the Membership Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance on behalf of the Company and its Subsidiaries and such other Persons as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 6.4, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.4(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.4 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.4 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 6.4 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.5. Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and nonappealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing Member shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Managing Member and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 6.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.6. Investment Representations of Members. Each Member hereby represents, warrants and acknowledges to the Company that: (a) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Member.

ARTICLE VII

WITHDRAWAL; DISSOLUTION; TRANSFER OF MEMBERSHIP INTERESTS;

ADMISSION OF NEW MEMBERS

Section 7.1. Member Withdrawal. No Member shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company except pursuant to a Transfer permitted under this Agreement.

Section 7.2. Vesting; Redemption/Forfeiture of Series B Units.

(a) General. All Transferees of holders of Series B Units shall be subject to this Section 7.2 regardless of the fact that any such Transferee is not an employee of or other service provider of the Company (i.e., if the employment or service of the Series B Member who Transferred the Series B Units to such Transferee is terminated, this Section 7.2 shall apply to such Series B Units regardless of their ownership).

(b) Vesting Schedule. Unless otherwise agreed to in writing by the Company and the Series B Member, twenty-five percent (25%) of the Series B Units granted to a Series B Member pursuant to this Agreement became Vested Series B Units immediately upon the Grant Date, and the remaining seventy-five percent (75%) of the Series B Units granted to a Series B Member becomes Vested Series B Units in equal annual installments over the three-year period following the Grant Date, subject to the continued employment or service of such Series B Member by the Company or any of its Affiliates through each applicable vesting date. Except as otherwise provided for herein, any Series B Units that have not become Vested Series B Units prior to a Series B Member’s termination of employment or service with the Company or any of its Affiliates for any reason shall be forfeited as of such termination date; provided, however, that if a Series B Member’s employment or service terminates due to death or Disability, such Series B Member’s Unvested Series B Units shall become Vested Series B Units upon the termination date. Notwithstanding the foregoing, subject to the continued employment or service of a Series B Member by the Company or any of its Affiliates, any Unvested Series B Units granted to a Series B Member, to the extent not previously forfeited, shall become Vested Series B Units upon the occurrence of the following: (i) a Liquidation Event or (ii) a Transfer to any Person other than a Permitted Transferee in a single transaction or a series of related transactions of more than 60% of the Series A Units.

(c) Unit Redemption/Forfeiture.

(i) Notwithstanding any other provision of this Agreement, if a Series B Member’s employment or service is terminated by the Company for Cause, all Vested Series B Units and Unvested Series B Units held by such Series B Member shall automatically be forfeited to the Series A-1 Members at the date of such termination without further action on the part of the Company or such Series B Member.

(ii) Notwithstanding any other provision of this Agreement, if a Series B Member’s employment or service with the Company terminates and the Managing Member determines that Cause exists or existed on, prior to, or after such termination (including without limitation by virtue of a material breach of an obligation to the Company under this Agreement or any Employment Agreement after such termination) the percentage of Series B Units held by such Series B Member shall be reduced to 0% and all Series B Units held by such Series B Member or his direct or indirect Transferees shall automatically be forfeited to the Series A-1 Members without further action on the part of the Series A-1 Members, the Company or such employee.

(iii) If a Series B Member’s employment or service with the Company and its Affiliates terminates due to the Disability or death of the Series B Member, the Series B Member shall have the right (the “Put Right”), subject to the provisions of this Section 7.2(c), for one year following the Series B Member’s termination date, to sell to the Series A-1 Members, and each of the Series A-1 Members shall be required to purchase (subject to the provisions of this Section 7.2(c)), severally and pro rata in accordance with their respective Series A-1 Unit Sharing Percentages, on one occasion from the Series B

Member, all of the Series B Member’s Series B Units at a price per Series B Unit equal to the Fair Market Value of such Units (measured as of the purchase date); provided that the Put Right may not be exercised with respect to a Series B Unit until 181 days following the date on which such Series B Unit became a Vested Series B Unit. If the Series B Member desires to exercise its option to require the Company to repurchase his Series B Units pursuant to this Section 7.2(c), the Series B Member shall provide written notice (the date such notice is received, the “Put Notice Date”) to the Managing Member setting forth the Series B Member’s intention to sell all of his or their Series B Units pursuant to this Section 7.2(c)(iii) (the “Death/Disability Put Notice”), and the Managing Member shall promptly thereafter deliver a copy of such Death/Disability Put Notice to each of the Series A-1 Members.

(iv) Provided the Managing Member in consultation with the Executive Chairman, on a case by case basis, so permits, if a Series B Member’s employment or service with the Company and its Affiliates is terminated (x) by the Company without Cause or (y) by the Series B Member for Good Reason, all or a portion of the Unvested Series B Units, if any, held by such Series B Member may vest.

(v) If a Series B Member’s employment or service with the Company and its Affiliates terminates for any reason other than (x) by the Company (or one of its Affiliates) for Cause or (y) due to the death, Disability or retirement (with the consent of the Managing Member) of a Series B Member (each such event, a “Call Event”), the Series A-1 Members, pro rata in accordance with their respective Series A-1 Unit Sharing Percentages or such other percentage as agreed upon by the Series A-1 Members, shall have the right (the “Call Right”), but not the obligation, to purchase, from time to time after such Call Event, for a period of 180 days (or such longer period as is necessary in order to avoid the application of adverse accounting treatment to the Company) following the later of (A) the termination date and (B) the 181st day following the date on which the Series B Units become Vested Series B Units (such period, the “Call Option Period”), all (or any portion) of the Vested Series B Units held by such Series B Member. To exercise the Call Right with respect to the Series B Member, the Series A-1 Members shall deliver to the Series B Member prior to the expiration of the Call Option Period, a written notice (the date such notice is received, the “Call Notice Date”) specifying the number of Vested Series B Units with respect to which the Series A-1 Members have elected to exercise such purchase right, whereupon the Series B Member shall be required to sell to such Series A-1 Members, the Vested Series B Units specified in such notice, at a price per Vested Series B Unit equal to the Fair Market Value of such Units (measured as of the purchase date).

(vi) The closing of the purchase of the Series B Units pursuant to the Put Right or the Call Right shall occur at such time and place as the parties to such purchase shall agree, and in any event within sixty (60) days of the Put Notice Date or Call Notice Date, as applicable; provided, that if such purchase is subject to any prior regulatory approval or third-party consents, then such period shall be extended until the expiration of ten (10) Business Days after all such approvals shall have been received. At such closing, the Series B Member shall deliver certificates, if any, representing the Series B Units (or other applicable transfer instruments), duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Series B Units, shall be free and clear of any liens, and the Series B Member shall so represent and warrant, and shall further represent and warrant that he is the sole beneficial and record owner of such Series B Units, with the full right, power and authority to convey such Series B Units to the purchaser(s). At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise reasonably necessary or appropriate. The purchase price for the Series B Units being purchased by each of the Series A-1 Members shall be paid by such Series A-1 Member by delivery of immediately available funds deposited into an account designated by the Series B Member selling such Series B Units or a bank cashier’s or certified check payable to the order of such Series B Member; provided, that in the event of the exercise of the Put Right, a Series A-1 Member may elect to pay all or a portion of the applicable purchase price by delivery to such Series B Member of a number of Series A-1 Units owned by such Series A-1 Member having an aggregate Fair Market Value equal to applicable purchase price therefor.

(d) Determination of Fair Market Value.

(i) Except as otherwise set forth in this Section 7.2(d), for purposes of this Agreement, the “Fair Market Value” of any property means, as of any time of determination, the then fair market value of such property as determined in good faith by the Managing Member, which determination shall be conclusive for all purposes. For the avoidance of doubt, the determination of Fair Market Value of any Unit shall be based on the amounts, if any, that would be distributable or deemed distributable (including the amounts referred to in Section 4.4(b)) in respect of such Unit under the terms of this Agreement, including any adjustments necessary to reflect the portion of any Tax Distributions that were previously made in respect of such Unit but not charged against other distributions in respect of such Unit.

(ii) Subject to Section 7.2(d)(iii), the Fair Market Value of a Series B Unit shall be determined by the Managing Member in its good faith reasonable discretion, using the Company’s most recent previously issued annual or semi-annual financial statements available on the date on which such determination is being made by the Managing Member and taking into account any material events that have occurred subsequent to the date of the financial statements. The Managing Member shall provide prompt written notice to the Series B Member of its determination.

(iii) Notwithstanding Section 7.2(d)(ii), in the event that a Series B Member does not agree with any determination of the Fair Market Value under Section 7.2, then within 20 Business Days of receiving written notice of such determination, the Series B Member shall notify the Managing Member in writing of the existence of a dispute (such notice, a “Dispute Notice”). The Series B Member and the Managing Member shall use commercially reasonable efforts to resolve the dispute for a period of 20 Business Days from the date of receipt of such Dispute Notice. In the event that no resolution is reached by the end of such period, unless the Managing Member and such Series B Member agree to use another accounting, financial advisory or valuation firm, the Managing Member shall select three nationally-recognized investment banking firms that have not had a direct or indirect substantial relationship with the Company within the last two years and notify the Series B Member thereof. The Series B Member shall select one of the three investment banking firms and notify the Company thereof. If the Company has not received notice of selection of one of the investment banking firms within twenty (20) days of the date it gave notice to the Series B Member of the three investment banking firms, then the Managing Member shall select one of such three. The firm selected as provided above (the “Independent Advisor”) shall promptly determine the Fair Market Value and shall use commercially reasonable efforts to render such determination within 20 Business Days, which determination shall be final, conclusive and binding upon the Company and the Series B Member. The purchase of such Series B Units shall close promptly, but in no case more than 20 Business Days, after such determination. In the event that (i) the Independent Advisor’s determination of Fair Market Value is more than 10% higher than the original determination made by the Managing Member, the Company shall pay 100% of the fees and expenses of retaining the Independent Advisor, (ii) the Independent Advisor’s determination of Fair Market Value is more than 10% lower than the original determination made by the Managing Member, the Series B Member shall pay 100% of the fees and expenses of retaining the Independent Advisor, and (iii) in all other instances the Company and such Series B Member shall each pay 50% of the fees and expenses of retaining the Independent Advisor.

Section 7.3. Dissolution.

(a) Events. The Company shall be dissolved and its affairs shall be wound up on the first to occur of (i) the determination of the Managing Member, with the consent of (x) each of the Series A Members who, together with its Affiliates and Permitted Transferees, beneficially owns at least 1% of the Series A Units and (y) the Series B Members who hold at least a majority of the Series B Units (which majority must include each Series B Member who, together with his Affiliates or Permitted Transferees, holds at least 25% of the Series B Units), (ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act or (iii) the termination of the legal existence of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by the Act. In the event of a dissolution pursuant to clause (i) of the immediately preceding sentence, the relative economic rights of each Series of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 7.3(c) below in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, with respect to any Series of Units, holders of not less than 90% of the Units of such Series consent in writing to a treatment other than as described above.

(b) Actions Upon Dissolution. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Managing Member or, in the event of the unavailability of the Managing Member or if the Managing Member shall so determine, such Member or other liquidating trustee as shall be named by the Managing Member.

(c) Priority. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 7.3 to minimize any losses otherwise attendant upon such winding up. Upon dissolution of the Company, the assets of the Company shall be applied in the following manner and order of priority: (i) to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (including all contingent, conditional or unmatured claims), whether by payment or the making of reasonable provision for payment thereof; and (ii) the balance shall be distributed to the Members in accordance with ARTICLE IV.

(d) Cancellation of Certificate. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

(e) Return of Capital. The liquidators of the Company shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

(f) Hart Scott Rodino. Notwithstanding any other provision in this Agreement, in the event the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is applicable to any Member by reason of the fact that any assets of the Company will be distributed to such Member in connection with the dissolution of the Company, the distribution of any assets of the Company shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Member.

Section 7.4. Transfer by Members. No Member may Transfer all or any portion of its Units or other interests or rights in the Company except as provided in Section 3.3 or otherwise with the written consent of the Managing Member in its sole discretion; provided, however, that, subject to the provisions of Section 7.5(c) (other than the provisions of Section 7.5(c)(v) to the extent that such provisions relate to the delivery of legal and/or tax opinions), without the consent of the Managing Member, a Member may, at any time, Transfer any of such Member’s Units pursuant to the Exchange Agreement. In addition, unless the Managing Member determines in good faith that a proposed Transfer would violate Section 7.5(c) below, the Managing Member shall be deemed to have consented to a Transfer (i) to a Permitted Transferee or Successor in Interest of such Member or (ii) by Series A Member of Series A Units then held by such Member to any other Person or group of Persons. Any purported Transfer of all or a portion of a Member’s Units or other interests in the Company not complying with this Section 7.4 shall be void and shall not create any obligation on the part of the Company or the other Members to recognize that Transfer or to deal with the Person to which the Transfer purportedly was made. Notwithstanding anything to the contrary herein, the Series B Units shall not be Transferable other than as provided in Section 7.2.

Section 7.5. Admission or Substitution of New Members.

(a) Admission. Without the consent of any other Person, the Managing Member shall have the right to admit as a Substituted Member or an Additional Member, any Person who acquires an interest in the Company, or any part thereof, from a Member or from the Company. Concurrently with the admission of a Substituted Member or an Additional Member, the Managing Member shall forthwith (i) amend the Schedule of Members to reflect the name and address of such Substituted Member or Additional Member and to eliminate or modify, as applicable, the name and address of the Transferring Member with regard to the Transferred Units and (ii) cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a Transferee as a Substituted Member in place of the Transferring Member, or the admission of an Additional Member, in each case, at the expense, including payment of any professional and filing fees incurred, of such Substituted Member or Additional Member; provided that such expenses shall not be payable with respect to a Substituted Member or Additional Member that is or is to become an employee of the Company or any of its Subsidiaries, where the issuance or Transfer of an interest in the Company to such Person is in connection with their provision of services to the Company or any of its Subsidiaries.

(b) Conditions and Limitations. The admission of any Person as a Substituted Member or an Additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement by execution and delivery of the Adoption Agreement in the form attached hereto as Exhibit A or such other written instrument(s) in form and substance satisfactory to the Managing Member on behalf of the Company.

(c) Prohibited Transfers. Notwithstanding any contrary provision in this Agreement, unless each of the Members agrees otherwise in writing, in no event may any Transfer of a Unit or other interest in the Company be made by any Member or Assignee if:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit or other interest in the Company;

(ii) except as otherwise provided pursuant to the Exchange Agreement, such Transfer (which solely for purposes of this Section 7.5(c) shall include the issuance of Units upon the exercise of an option or warrant to acquire such Unit) would not be within (or would cause the Company to fail to qualify for) one or more of the safe harbors described in paragraphs (e), (f), (g), (h) or (j) of Treasury Regulations Section 1.7704-1 or otherwise would pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder;

(iii) such Transfer would require the registration of such transferred Unit or other interest in the Company or of any Series of Unit or other interest in the Company pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iv) such Transfer would cause any portion of the assets of the Company to become “plan assets” of any “benefit plan investor” within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended from time to time; or

(v) to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions (other than in respect of a Disregarded Transfer) and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Managing Member, as determined in the Managing Member’s sole discretion.

In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall determine that interests in the Company do not meet or will not meet the requirements of Treasury Regulation section 1.7704-1(h), the Managing Member may impose such restrictions on the Transfer of Units or other interests in the Company (except for a Disregarded Transfer) as the Managing Member may determine to be necessary or advisable so that the Company is not treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

Any Transfer in violation of Section 7.4 or this Section 7.5(c) shall be null and void ab initio and of no effect.

(d) Effect of Transfer to Substituted Member. Following the Transfer of any Unit or other interest in the Company that is permitted under Sections 7.4 and 7.5, the Transferee of such Unit or other interest in the Company shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Unit or other interest in the Company, shall succeed to the Capital Account balance associated with such Unit or other interest in the Company, shall receive allocations and distributions under ARTICLE IV and ARTICLE V in respect of such Unit or other interest in the Company and otherwise shall become a Substituted Member entitled to all the rights of a Member with respect to such Unit or other interest in the Company.

Section 7.6. Additional Requirements. Notwithstanding any contrary provision in this Agreement, for the avoidance of doubt, the Managing Member may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any interests in the Company that are outstanding as of the date of this Agreement or are created hereafter, with the written consent of the holder of such interests in the Company. Such requirements, provisions and restrictions need not be uniform among holders of interests in the Company and may be waived or released by the Managing Member in its sole discretion with respect to all or a portion of the interests in the Company owned by any one or more Members or Assignees at any time and from time to time, and such actions or omissions by the Managing Member shall not constitute the breach of this Agreement or of any duty hereunder or otherwise existing at law, in equity or otherwise.

Section 7.7. Bankruptcy. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Section 7.8. Spouses.

(a) As a condition to becoming or remaining a Member, each Member that is an individual and is or becomes married, shall cause his spouse to execute an agreement in the form of Exhibit B hereof. If a Member fails to have his or her spouse execute such agreement, the Member shall thereafter lose all their rights hereunder except for the rights of a mere assignee under the Act and the Managing member shall thereafter have all voting rights with respect to his or her interest.

(b) Any Units held by an individual who has failed to cause his or her spouse to execute an agreement in the form of Exhibit B and any Units held by a person who is an assignee shall be subject to Section 7.2 of this Agreement.

(c) In the event of a property settlement or separation agreement between a Member and his or her spouse, such Member shall use his or her best efforts to assign to his or her spouse only the right to share in profits and losses, to receive distributions, and to receive allocations of income, gain, loss, deduction or credit or similar item to which the Member was entitled, to the extent assigned.

(d) If a spouse or former spouse of a Member acquires a Unit in the Company without prior approval from the Managing Member, such spouse or former spouse hereby grants, as evidenced by Exhibit B, an irrevocable power of attorney (which shall be coupled with an interest) to the original Member who held such Units, as the case may be, to vote or to give or withhold such approval as such original Member shall himself or herself vote or approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse. Such power of attorney shall not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney. Furthermore, such spouse or former spouse agrees that any Series B Units held by such spouse or former spouse shall be subject to Section 7.2(a) of this Agreement.

Section 7.9. Registration Rights. The Series A Members shall have the Registration Rights set forth in the Amended and Restated Registration Rights Agreement entered into in connection with the IPO.

Section 7.10. Mandatory Exchange. The Managing Member may, with the consent of each of the Series A Members who, together with its Affiliates and Permitted Transferees, beneficially owns at least 1% of the Series A Units, require all Members holding Series A Units to exchange all such Units held by them pursuant to the Exchange Agreement. Any exchange of Series A-1 Units pursuant to this Section 7.10 shall be treated as a transfer of Units governed by Section 3.3(b).

ARTICLE VIII

BOOKS AND RECORDS; FINANCIAL STATEMENTS AND

OTHER INFORMATION; TAX MATTERS

Section 8.1. Books and Records. The Company shall keep at its principal executive office (i) correct and complete books and records of account (which, in the case of financial records, shall be kept in accordance with GAAP), (ii) minutes of the proceedings of meetings of the Members, (iii) a current list of the directors and officers of the Company and its Subsidiaries and their respective residence addresses, and (iv) a record containing the names and addresses of all Members, the total number of Units held by each Member, and the dates when they respectively became the owners of record thereof. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time. Except as expressly set forth in this Agreement, notwithstanding the rights set forth in Section 18-305 of the Act, no Member shall have the right to obtain information from the Company.

Section 8.2. Information.

(a) The Members shall be supplied at the Company’s expense with all other Company information necessary to enable each Member to prepare its federal, state, and local income tax returns on a timely basis.

(b) All determinations, valuations and other matters of judgment required to be made for ordinary course accounting purposes under this Agreement shall be made by the Managing Member and shall be conclusive and binding on all Members, their Successors in Interest and any other Person who is a party to or otherwise bound by this Agreement, and to the fullest extent permitted by law or as otherwise provided in this Agreement, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

Section 8.3. Fiscal Year. The Fiscal Year of the Company shall end on December 31st unless otherwise determined by the Managing Member in its sole discretion in accordance with Section 706 of the Code.

Section 8.4. Certain Tax Matters.

(a) Preparation of Returns. The Managing Member shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed. The Managing Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States of America, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. Except as specifically provided otherwise in this Agreement, the Managing Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws. As promptly as practicable after the end of each Fiscal Year, the Managing Member shall cause the Company to provide to each Member a Schedule K-1 for such Fiscal Year. Additionally, the Managing Member shall cause the Company to provide on a timely basis to each Member, to the extent commercially reasonable and available to the Company without undue cost, any information reasonably required by the Member to prepare, or in connection with an audit of, such Member’s income tax returns.

(b) Consistent Treatment. Each Member agrees that it shall not, except as otherwise required by applicable law or regulatory requirements, (i) treat, on its individual income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Form K-1 or other information statement furnished by the Company to such Member for use in preparing its income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment.

(c) Duties of the Tax Matters Member. In respect of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (i) the Managing Member shall direct the Tax Matters Member to act for, and such action shall be final and binding upon, the Company and all Members except to the extent a Member shall properly elect to be excluded from such proceeding pursuant to the Code, (ii) all expenses incurred by the Tax Matters Member in connection therewith (including attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of, and payable by, the Company, (iii) no Member shall have the right to (A) participate in the audit of any Company tax return, (B) file any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit (other than items which are not partnership items within the meaning of Code Section 6231(a)(4) or which cease to be partnership items under Code Section 6231(b)) reflected on any tax return of the Company, (C) participate in any administrative or judicial proceedings conducted by the Company or the Tax Matters Member arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, or (D) appeal, challenge or otherwise protest any adverse findings in any such audit conducted by the Company or the Tax Matters Member or with respect to any such amended return or claim for refund filed by the Company or the Tax Matters Member or in any such administrative or judicial proceedings conducted by the Company or the Tax Matters Member and (iv) the Tax Matters Member shall keep the Members reasonably apprised of the status of any such proceeding. Notwithstanding the previous sentence, if a petition for a readjustment to any partnership item included in a final partnership administrative adjustment is filed with a District Court or the Court of Claims and the IRS has elected to assess income tax against a Member with respect to that final partnership administrative adjustment (rather than suspending assessments until the District Court or Court of Claims proceedings become final), such Member shall be permitted to file a claim for refund within such period of time as to avoid application of any statute of limitations which would otherwise prevent the Member from having any claim based on the final outcome of that review.

(d) Tax Matters Member. The Company and each Member hereby designate the Managing Member as the “tax matters partner” for purposes of Code Section 6231(a)(7) (the “Tax Matters Member”).

(e) Certain Filings. Upon the Transfer of an interest in the Company (within the meaning of the Code), a sale of Company assets or a liquidation of the Company, the Members shall provide the Managing Member with information and shall make tax filings as reasonably requested by the Managing Member and required under applicable law.

(f) Section 754 Election. The Managing Member shall cause the Company to make and to maintain and keep in effect at all times, in accordance with Sections 734, 743 and 754 of the Code and applicable Treasury Regulations and comparable state law provisions, an election to adjust basis in the event (i) any Unit is Transferred in accordance with this Agreement or the Exchange Agreement or (ii) any Company property is distributed to any Member.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 9.4, or of any other binding agreement between the Company and any Member, the Managing Member may, or may cause the Company to, without the approval of any other Member or other Person, enter into separate agreements with individual Members with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement or any such subscription agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such Member(s) party thereto notwithstanding the provisions of this Agreement. The Managing Member may from time to time execute and deliver to the Members schedules which set forth information contained in the books and records of the Company and any other matters deemed appropriate by the Managing Member. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

Section 9.2. Governing Law; Disputes. (a) THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

(b) Any dispute, controversy or claim solely arising out of, relating to or in connection with the rights or obligations of any of the Series B Members vis-à-vis any of the Series A-1 Members (including pursuant to Sections 3.3, 4.3 and 4.4 hereof) shall be finally settled by arbitration. The arbitration shall take place in Wilmington, Delaware and be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect (except as they may be modified by mutual agreement of the Series A-1 Members and the affected Series B Member). The arbitration shall be conducted by three neutral, impartial and independent arbitrators, who shall be appointed by the AAA, at least one of whom shall be a retired judge or a senior partner at one of the nationally recognized Delaware-based law firms. The arbitration award shall be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. The costs of the arbitration shall be borne by the Company. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. Notwithstanding the foregoing, the parties hereto may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate and/or seeking temporary or preliminary relief in aid of an arbitration hereunder.

(c) Except as expressly set forth in Section 9.2(b), each party agrees that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby, exclusively in the United States District Court for the District of Delaware or any Delaware State court, in each case, sitting in the City of Wilmington, Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 9.5.

(d) EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, DEMAND OR PROCEEDING (INCLUDING COUNTERCLAIMS) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Member (whether as such Member’s Successor in Interest or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof), and nothing in this Agreement (express or implied) is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.4. Amendments and Waivers. This Agreement may be amended, supplemented, waived or modified by the written consent of (a) the Managing Member, (b) each of the Series A Members who, together with its Affiliates and Permitted Transferees, beneficially owns at least 1% of the Series A Units, and (c) the Series B Members who hold at least a majority of the Series B Units (which majority must include each Series B Member who, together with his Affiliates or Permitted Transferees, holds at least 25% of the Series B Units); provided that except as otherwise provided herein (including, without limitation, in Section 3.2), no amendment may (i) modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; or (ii) materially and adversely affect the rights of a holder of Series A-1 Units, Series A-2 Units or Series B Units, in their capacity as holders of Series A-1 Units, Series A-2 Units or Series B Units, in relation to other classes of Equity Securities of the Company, without the consent of the holders of a majority of such series of Units. Notwithstanding the foregoing, the Managing Member may, without the written consent of any other Member or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (1) any amendment, supplement, waiver or modification that the Managing Member determines to be necessary or appropriate in connection with the creation, authorization or issuance of any Series of Units or other Equity Securities in the Company or other Company securities in accordance with this Agreement; (2) the admission, substitution, withdrawal or removal of Members in accordance with this Agreement; (3) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; (4) any amendment, supplement, waiver or modification that the Managing Member determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; or (5) a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company, including a change in the dates on which distributions are to be made by the Company; provided further, that the books and records of the Company (including the Schedule of Members) shall be deemed amended from time to time to reflect the admission of a new Member, the withdrawal or resignation of a Member, the adjustment of the Units or other interests in the Company resulting from any issuance, Transfer or other disposition of Units or other interests in the Company, in each case that is made in accordance with the provisions hereof. If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the other Members shall be deemed a party to and bound by such amendment.

The Managing Member may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest (or interest in an entity treated as a partnership for U.S. federal income tax purposes) that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Company and each of its Members to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership interests (or interest in an entity treated as a partnership for U.S. federal income tax purposes) transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.

No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.5. Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member at such Member’s address or facsimile number shown in the Company’s books and records, or, if given to the Company, at the following address:

PBF Energy Company LLC

One Sylvan Way, 2nd floor

Parsippany, NJ 07054-3887

Attention: General Counsel

Fax: (973) 455-7562

with a copy (which shall not constitute notice to the Company) to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Todd E. Lenson

Facsimile: (212) 806-7793

Each proper notice shall be effective upon any of the following: (a) personal delivery to the recipient, (b) when sent by facsimile to the recipient (with confirmation of receipt), (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) three Business Days after being deposited in the mails (first class or airmail postage prepaid).

Section 9.6. Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 9.7. Power of Attorney. Each Member hereby irrevocably appoints the Managing Member as such Member’s true and lawful representative and attorney in fact, each acting alone, in such Member’s name, place and stead, (a) to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or which may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof and (b) to execute, implement and continue the valid and subsisting existence of the Company or to qualify and continue the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any Member for any reason and shall survive and shall not be affected by the disability, incapacity, bankruptcy or dissolution of such Member. No power of attorney granted in this Agreement shall revoke any previously granted power of attorney.

Section 9.8. Entire Agreement. This Agreement, the Exchange Agreement, the Tax Receivable Agreement and the other documents and agreements referred to herein or entered into concurrently herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including the Original LLC Agreement.

Section 9.9. Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

Section 9.10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 9.11. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, distributions, capital or property other than as a secured creditor.

Section 9.12. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 9.13. Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 9.14. Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

Section 9.15. Confidentiality. Each Member agrees that all non-public information received from or otherwise relating to the Company or any third party who has entrusted the Company with confidential information with the expectation that such information will be kept confidential, is confidential and will not be (i) disclosed or otherwise released to any other Person (other than another party hereto for a valid business purpose) or (ii) used for anything other than as necessary and appropriate in carrying out the business of the Company. The obligations of the parties hereunder do not preclude the Members from disclosing information to its beneficial owners or representatives or as it may reasonably deem to be appropriate in connection with fundraising efforts. The restrictions set forth herein do not apply to any disclosures required by applicable law, so long as (x) the Person subject to such disclosure obligations provides prior written notice (to the extent reasonably practicable) to the Company and any affected Person stating the basis upon which the disclosure is asserted to be required, and (y) the Person subject to such disclosure obligations takes, at the Company’s request and expense, all reasonable steps to oppose or mitigate any such disclosure. The Company and its Affiliates may maintain additional policies concerning confidentiality and require any Member who is an employee or consultant to the Company or any of its Affiliates to execute additional confidentiality agreements, which upon execution thereof shall be binding upon such Member.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Agreement.

MANAGING MEMBER
PBF ENERGY INC.

By:
Name:
Title:

OTHER MEMBERS

[ ]

By:
Name:
Title:

[Signature Page to LLC Agreement]

EXHIBIT A

Adoption Agreement

This Adoption Agreement is executed by the undersigned pursuant to the Amended and Restated Limited Liability Company Agreement of PBF Energy Company LLC (the “Company”), dated as of [        ] [    ], 2012, as amended, restated or supplemented from time to time, a copy of which is attached hereto and is incorporated herein by reference (the “Agreement”). By the execution of this Adoption Agreement, the undersigned agrees as follows:

1. Acknowledgment. The undersigned acknowledges that he/she is acquiring [            ] Units of the Company as a [Series A-1/Series A-2/Series B/Series C] Member, subject to the terms and conditions of the Agreement (including the Exhibits thereto), as amended from time to time. Capitalized terms used herein without definition are defined in the Agreement and are used herein with the same meanings set forth therein.

2. Agreement. The undersigned hereby joins in, and agrees to be bound by, subject to, and enjoy the benefit of the applicable rights set forth in, the Agreement (including the Exhibits thereto), as amended from time to time, with the same force and effect as if he/she were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to the undersigned at the address listed below.

EXECUTED AND DATED on this     day of        , 20     .

[Name]

Notice Address:

Facsimile:

EXHIBIT B

Consent of Spouse

The undersigned, the spouse of                             , one of the Members of PBF Energy Company LLC (the “Company”) named in the Company’s Amended and Restated Limited Liability Company Agreement, as amended, restated or supplemented from time to time (the “Agreement”) acknowledges that I have read the Agreement and that I understand its contents. I hereby consent to and approve of the provisions of the Agreement, as it may be amended from time to time in accordance with its terms, and agree that the Units held by my spouse and my interest in such Units are subject to such provisions. I agree that I will take no action at any time to hinder the operations of the Company.

Dated:             , 20

Name:

Address: